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                                                        EXHIBIT X

                          [TESORO LOGO]


[Letterhead of
Bruce A. Smith
Executive Vice President and
Chief Financial Officer]


                          May 11, 1994



MetLife Security Insurance Company
  of Louisiana
70 Eagle Rock Avenue
Eagle Rock Executive Offices
Second Floor
East Hanover, NJ  07936

Gentlemen:

     Attached hereto is a form of "lock up" agreement we are requesting that you enter into with the underwriters of the Company's proposed offering of common shares contemplated by the registration statement dated the date hereof. This will confirm that the Company will not use the proceeds of this offering or any other equity offering as to which a pricing occurs on or prior to July 22, 1994, except as set forth in the use of proceeds section of the registration statement as initially filed without first purchasing all of the securities of the Company which are subject to the MetLife Louisiana Option (as defined in the registration statement), if any, at the time of the closing with respect to any such offering.

                         Very truly yours,


                         /s/ Bruce A. Smith

                         Bruce A. Smith


BAS/mds